Exhibit 99.1

PRESS RELEASE

For more information contact:

Prosperity Bancshares, Inc.®	David Zalman
Prosperity Bank Plaza	Chairman and Chief Executive Officer
4295 San Felipe	281.269.7199
Houston, Texas 77027	david.zalman@prosperitybankusa.com

Charlotte Rasche
EVP and General Counsel
281.269.7199 charlotte.rasche@prosperitybankusa.com

FOR IMMEDIATE RELEASE

PROSPERITY BANCSHARES, INC.®

COMPLETES MERGER WITH

F & M BANCORPORATION INC.

HOUSTON, April 1, 2014. Prosperity Bancshares, Inc.® (“Prosperity”) (NYSE: PB), the parent company of Prosperity Bank®, announced the completion of the merger of F&M Bancorporation Inc. (“FMBC”) with and into Prosperity and the merger of FMBC’s wholly owned subsidiary, The F&M Bank & Trust Company (“F&M Bank”), headquartered in Tulsa, Oklahoma, with and into Prosperity Bank, all effective on April 1, 2014.

F&M Bank operated 13 banking offices: 9 in Tulsa, Oklahoma and surrounding areas, 1 (a loan production office) in Oklahoma City, Oklahoma, and 3 in Dallas, Texas. As of December 31, 2013, FMBC, on a consolidated basis, reported total assets of $2.568 billion, total loans of $1.757 billion and total deposits of $2.332 billion.

Under the terms of the definitive agreement, Prosperity issued approximately 3,298,246 shares of Prosperity common stock plus approximately $34.24 million in cash for all outstanding shares of FMBC capital stock.

Anthony Davis, Chairman and CEO of FMBC, will serve the combined entity as Chairman – Tulsa Area and Turtle Creek Banking Center and will be responsible for the day-to-day operations and management of all Tulsa, Oklahoma locations and the former F&M Bank Turtle

Creek location in Dallas, Texas. Mr. Davis will also join the Board of Directors of Prosperity Bank. Eric Davis, President of FMBC, will serve as Vice Chairman – Tulsa Area and Turtle Creek Banking Center and will have management responsibilities for Prosperity’s Tulsa Area and the Turtle Creek location. Jeff Pickryl, President of F&M Bank, will become President– Tulsa Area and Turtle Creek Banking Center, and will be responsible for lending in the Tulsa Area and for the lenders at the Turtle Creek location.

Prosperity Bancshares, Inc.®

Prosperity Bancshares, Inc.®, recently named America’s Best Bank for 2014 by Forbes, is an $18.6 billion Houston, Texas based regional financial holding company, formed in 1983. Operating under a community banking philosophy and seeking to develop broad customer relationships based on service and convenience, Prosperity offers a variety of traditional loan and deposit products to its customers, which consist primarily of small and medium sized businesses and consumers. In addition to established banking products, Prosperity offers a complete line of services including: Internet Banking services at http://www.prosperitybankusa.com, Retail Brokerage Services, Credit Cards, MasterMoney Debit Cards, 24 hour voice response banking, Trust and Wealth Management, Mortgage Services and Mobile Banking. Prosperity currently operates 248 full-service banking locations; 63 in the Houston area, including The Woodlands and Huntsville; 30 in the South Texas area including Corpus Christi and Victoria; 38 in the Dallas/Fort Worth area; 22 in the East Texas area; 30 in the Central Texas area including Austin and San Antonio; 34 in the West Texas area including Lubbock, Midland-Odessa and Abilene; 16 in the Bryan/College Station area and 15 in the Central Oklahoma area.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and the remarks by Prosperity’s management on the conference call may contain, forward-looking statements within the meaning of the securities laws that are based on current expectations, assumptions, estimates and projections about Prosperity and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Prosperity’s control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Prosperity can: successfully identify acquisition targets and integrate the businesses of acquired companies and banks; continue to sustain its current internal growth rate or total growth rate; provide products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its sales objectives. Other risks include, but are not limited to: the possibility that credit quality could deteriorate; actions of competitors; changes in laws and regulations (including changes in governmental interpretations of regulations and changes in accounting standards); a deterioration or downgrade in the credit quality and credit agency ratings of the securities in Prosperity’s securities portfolio; customer and consumer demand, including customer and consumer response to marketing; effectiveness of spending, investments or programs; fluctuations in the cost and availability of supply chain resources; economic conditions, including currency rate fluctuations and interest rate fluctuations; and weather. These and various other factors are discussed in Prosperity’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports and statements Prosperity has filed with the SEC. Copies of the SEC filings for Prosperity Bancshares® may be downloaded from the Internet at no charge from http://www.prosperitybankusa.com.